Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Richardson Electronics, Ltd. Employees' 2001 Incentive Compensation Plan, of our report dated July 19, 2001, with respect to the consolidated financial statements of Richardson Electronics, Ltd. incorporated by reference in the Annual Report on Form 10-K for the year ended May 31, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 2, 2001
Chicago, Illinois